UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2009
LendingClub Corporation
(Exact name of registrant as specified in its charter)

Delaware	333-151827	51-0605731

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

440 North Wolfe Road, Sunnyvale, California	94085

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 524-1540
Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On March 13, 2009, LendingClub Corporation (“LendingClub”) sold 16,036,346 shares of its Series B Preferred Stock, par value $0.01 per share (“Shares”) for aggregate gross proceeds to LendingClub of approximately $12.0 million (“Series B Financing”), pursuant to a Series B Preferred Stock Purchase Agreement dated March 13, 2009 (“Purchase Agreement”). LendingClub sold the Shares pursuant to an exemption from registration provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933; all investors in the Series B Financing were “accredited investors” (as defined under Rule 501 of Regulation D) and LendingClub made no general solicitation for the sale of the Shares. The Shares are convertible into shares of LendingClub common stock, par value $0.01 per share, on a one-for-one basis, as adjusted from time to time pursuant to the anti-dilution provisions of the LendingClub certificate of incorporation.
In connection with the Series B Financing, LendingClub also entered into an Amended and Restated Investor Rights Agreement dated March 13, 2009 (“Rights Agreement”) pursuant to which the Company granted the Series B Financing investors customary registration rights, information rights and rights of first refusal to future issuances of LendingClub’s securities. LendingClub also entered into an Amended and Restated Voting Agreement dated March 13, 2009 (“Voting Agreement”) pursuant to which the investors and other stockholders of LendingClub agreed to vote their respective shares of LendingClub capital stock in agreed upon manners regarding the voting for members of the LendingClub Board of Directors and the approval of a sale of LendingClub. Finally, LendingClub, Renaud Laplanche and holders of shares of LendingClub preferred stock entered into an Amended and Restated Right of First Refusal and Co-Sale Agreement dated March 13, 2009 (“Co-Sale Agreement”) pursuant to which Mr. Laplanche, if he wishes to sell shares of LendingClub common stock to a third party, must first offer such shares to the Company and holders of preferred stock that are parties the Co-Sale Agreement, and in some circumstances, the preferred stockholders have the right to sell their shares of preferred stock to the third party. The description in this report of the terms of the Series B Financing, including the terms of the Purchase Agreement, Rights Agreement, Voting Agreement and Co-Sale Agreement is qualified in its entirety by the following exhibits filed with this report: the Purchase Agreement, Rights Agreement, Voting Agreement and Co-Sale Agreement.
Canaan Partners VII LLC (“Canaan”) and Norwest Venture Partners X, LP (“NVP”) purchased Shares in the Series B Financing. Daniel Ciporin a Member/Manager of Canaan and Jeffrey Crowe, a General Partner of NVP are members of the LendingClub Board of Directors.
Item 3.02 Unregistered Sales of Equity Securities.
The information set forth in the first paragraph of Item 1.01 is hereby incorporated by reference. No underwriting discounts or commissions were paid in connection with the Series B Financing.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with the Series B Financing, and in accordance with the terms of the Voting Agreement, Rebecca Lynn, a Principal of Morgenthaler Ventures IX, L.P., was appointed as a member of the LendingClub Board of Directors on March 13, 2009.
Item 8.01 Other Information.
In connection with its March 13, 2009 sale of Series B Preferred Stock, LendingClub amended and restated its certificate of incorporation, to reflect the rights, preferences and privileges of the Series B Preferred Stock, increase the number of authorized shares of common stock, and decrease the authorized number of Series A Preferred Stock. The description in this report of the amended and restarted certificate of incorporation is qualified in its entirety by the Amended and Restated Certificate of Incorporation, dated March 12, 2009, filed as an exhibit to this report.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation, dated March 12, 2009

99.1	Series B Preferred Stock Purchase Agreement, dated March 13, 2009

99.2	Amended and Restated Investor Rights Agreement, dated March 13, 2009

99.3	Amended and Restated Voting Agreement, dated March 13, 2009

99.4	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated March 13, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LendingClub Corporation
March 19, 2009	By:	/s/ Howard Solovei
Howard Solovei
Vice President, Finance and Administration (duly authorized officer)

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation

99.1	Series B Preferred Stock Purchase Agreement, dated March 13, 2009

99.2	Amended and Restated Investor Rights Agreement, dated March 13, 2009

99.3	Amended and Restated Voting Agreement, dated March 13, 2009

99.4	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated March 13, 2009